P.O. Box 20103 Kansas City, MO 64195 866.877.2525 • fax 816.713.8810 www.uspremiumbeef.com

May 18, 2012

TO:	USPB UNITHOLDERS

FROM:	STEVEN D. HUNT, CEO

RE:	EXTENSION OF SEC FILINGS

The filing of USPB’s 10-KT for the four months ending December 31, 2011 and our 10-Q filing for the three months ending March 31, 2012 have been extended.  As previously communicated to you, U.S. Premium Beef changed its fiscal year to end on the last Saturday in December.  As a result of that change, USPB was required to file its financial results with the Securities and Exchange Commission (SEC) on Form 10-KT for the four month period ending December 31, 2011.  In addition to changing its fiscal year, USPB also changed auditors in February 2012.  Those two items, along with the activities and changes arising from the sale of the majority of our ownership interest in National Beef Packing Company, LLC (National Beef) to Leucadia National Corporation (Leucadia) has necessitated an extension of the 10-KT filing.  We anticipate filing the 10-KT in the near future and will file the 10-Q as soon as possible.

As we have historically provided financial information on a more timely basis, we thought it best to send our owners a letter about the status of our financial filings with the SEC.  Unfortunately, we are not in a position to share the results for the four month period ending December 31, 2011 or for the three months ended March 31, 2012.  However, Leucadia, the new majority owner of National Beef, has filed its financial results for the three months ended March 31, 2012 with the SEC.  In that filing, which can be found at the SEC’s website at www.sec.gov, under the heading “Beef Processing Services”, Leucadia reported a loss before income taxes for National Beef of approximately $17.6 million.  As USPB owns approximately 15% of National Beef, it is likely that USPB will also report a loss for the quarter.

Safe Harbor Forward Looking Statement: USPB is including the following cautionary statement in this letter to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on their behalf. Forward-looking statements include statements that are based on the current expectations and assumptions of USPB, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially from those contemplated by these forward-looking statements. Some of these risks and uncertainties may be discussed in the most recently filed Annual Reports on Form 10-K. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this letter will in fact transpire. We do not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.